Exhibit 99.9
Schedule of Debenture Units Subscribers

Each of the Debenture Units Subscribers listed in the below schedule has signed a subscription agreement that is consistent in all material respects with the form of subscription agreement filed as Exhibit 10.8.

	Name	Number of Debenture Units Subscribed For	Aggregate Purchase Price
1.	Sentinel Security Life Insurance Company	8,050.00	$8,050,000.00
2.	Atlantic Coast Life Insurance Company	8,002.00	$8,002,000.00
3.	LB MLC 2022 LLC	2,200.00	$2,200,000.00
4.	Sheila Gates 2008 Gift Trust	500.00	$500,000.00